Exhibit 99.1

NEWS RELEASE

Boo Koo Holdings, Inc. Announces 2008 First Quarter Financial Results

Addison, Texas (May 8, 2008) - BOKO.OB - Boo Koo Holdings, Inc. (Boo Koo), an energy drink company, announced today financial results for the first quarter ended March 31, 2008.

Net sales for the first quarter of fiscal 2008 were $501,557 compared to $2.4 million for the first quarter of fiscal 2007, a decrease of 78.8 percent. The Company continues to be negatively impacted by the loss of key distributors. Many of the lost distributors are independent Coca-Cola distributors who have dropped Boo Koo over the last six months due to absorbing additional Coca-Cola North America products.

Gross margin for the first quarter of fiscal 2008 of 1.3%, as a percent of gross sales, versus the fiscal 2007 first quarter gross margin of 41.4%, was lower due to a much higher percentage of sales at close out prices in fiscal 2008, as well as the addition of GazzuTM, our private label brand for Circle K which has a lower margin than our Boo Koo energy drink.

Net loss for the three months ended March 31, 2008 was $(2.5) million or $(0.07) per share, compared to a net loss of $(1.2) million or $(0.06) per share for the three months ended March 31, 2007. The increased net loss is primarily the result of lower gross sales at lower margins, as well as higher operating expenses due to increased legal and marketing costs.

Currently, the Company is in the process of finalizing its launch of its next generation energy drink Boo Koo BurnerTM, which we expect to launch in early June. Additionally, we are negotiating an agreement with Circle K to add additional products to the GazzuTM line. GazzuTM is now available in over 2,000 Circle K stores across the US as well as expanding its product offerings under the brand name GazzuTM. Going forward part of management’s restructuring plans is to focus on developing and launching new products that improve the company’s performance, as well as reducing costs in areas that are not commercially viable.

About Boo Koo
Boo Koo develops, produces, markets and distributes alternative beverage category energy drinks under the Boo Koo® and GazzuTM brand names. Boo Koo currently sells and distributes its products in parts of the United States and Canada through its network of regional bottlers and other direct store delivery distributors, including independent Coca-Cola, Cadbury Schweppes and other wholesale distributors. GazzuTM is sold exclusively to Circle K. Boo Koo’s products are sold primarily to mainstream convenience and grocery store chains, drug stores, gas stations and other retail outlets.

Forward-looking Statements

This news release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to future products and relationships. Forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company's control, and which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements, including its ability to raise additional capital, its reliance on distributors of its products, its ability to manage inventory, its ability to maintain relationships with customers, its reliance on third parties to produce and package its products, its limited operating history, the availability and cost of raw materials, effects of competition and the other factors listed under “Risk Factors” in its filings with the SEC. All statements other than statements of historical fact are statements that could be forward-looking statements. The Company assumes no obligation to update the information contained in this news release.

Contact:

Steve Ruffini
COO/CFO
Boo Koo Holdings, Inc.
972-818-3862 ext. 280
steve.ruffini@bookooenergy.com

Boo Koo Holdings, Inc.
Consolidated Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2008 and 2007

	Three Months Ended March 31,
	2008	2007

Net sales	$501,557	$2,364,671
Cost of sales	494,206	1,288,676

Gross profit	7,351	1,075,995

Operating expenses:
Salaries, wages and other compensation	957,088	850,389
Advertising, marketing and promotions	550,533	322,107
Travel and entertainment	135,845	82,677
General and administrative	850,335	510,661
Depreciation and amortization	36,621	97,792

Total operating expenses	2,530,422	1,863,626

Loss from operations	(2,523,071)	(787,631)

Other (income) and expense:
Interest (income) expense, net	(23,405)	137,782
Amortization of debt discount	-	276,108

Loss before income taxes	(2,499,666)	(1,201,521)

Income tax expense	-	-

Net loss	$(2,499,666)	$(1,201,521)

Basic and diluted net loss per share	$(0.07)	$(0.06)

Weighted average number of shares	34,572,380	18,776,039

Boo Koo Holdings, Inc.
Consolidated Balance Sheets (Unaudited)
As of March 31, 2008 and December 31, 2007
	March 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$1,755,565	$4,022,641
Accounts receivable, net	152,799	219,640
Inventories, net	1,016,524	1,308,384
Prepaid expenses and other	239,375	309,347
Total current assets	3,164,263	5,860,012

Property and equipment, net	400,913	448,477
Other assets, net	750	750

Total assets	$3,565,926	$6,309,239

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$403,731	$473,088
Accrued expenses	1,038,377	1,286,188
Current portion of accrued litigation settlement	1,012,077	1,012,077
Current portion of long-term debt	47,076	64,866
Current portion of capital lease obligations	13,880	14,011
Total current liabilities	2,515,141	2,850,230

Long-term debt, less current portion	11,095	26,532
Accrued litigation settlement, less current portion	772,119	772,119
Capital lease obligations, less current portion	3,025	6,228
Total liabilities	3,301,380	3,655,109

Stockholders' equity:
Common stock	3,457	3,457
Additional paid-in capital	25,533,938	25,423,856
Accumulated deficit	(25,272,849)	(22,773,183)
Total stockholders' equity	264,546	2,654,130

Total liabilities and stockholders' equity	$3,565,926	$6,309,239

Boo Koo Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Three Months Ended March 31, 2008 and 2007
	Three Months Ended March 31,
	2008	2007
Cash flow from operating activities:
Net loss	$(2,499,666)	$(1,201,521)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	36,621	97,792
Gain on disposal of property and equipment	(3,728)	-
Amortization of debt discount	-	276,108
Related party note interest added to principal	-	74,416
Stock-based compensation	154,840	82,232
Other	(44,758)	-
Changes in operating assets and liabilities:
Accounts receivable	66,842	369,839
Inventories	291,860	223,613
Prepaid expenses and other	69,972	8,090
Other assets	-	(58,594)
Accounts payable	(69,357)	133,340
Accrued expenses	(247,811)	(321,007)

Net cash used in operating activities	(2,245,185)	(315,692)

Cash flow from investing activities:
Purchase of property and equipment	(4,329)	0
Net proceeds from sales of property and equipment	19,000	-

Net cash provided by investing activities	14,671	0

Cash flow from financing activities:
Principal payments on long-term borrowings	(33,227)	(92,555)
Net borrowings (payments) on revolving line of credit	-	(1,448,068)
Net proceeds from borrowings from related parties	-	2,000,000
Net borrowings (payments) on capital lease obligations	(3,335)	(23,898)
Proceeds from exercise of stock warrants	-	5,439

Net cash (used in) provided by financing activities	(36,562)	440,918

Net (decrease) increase in cash and cash equivalents	(2,267,076)	125,226
Cash and cash equivalents, beginning of year	4,022,641	79,523
Cash and cash equivalents, end of the period	$1,755,565	$204,749